US Unwired Inc.

First Quarter 2005 Earnings Conference Call

May 3, 2005

Operator:	Good afternoon, Ladies and Gentlemen, and welcome to the US Unwired first quarter 2005 earnings conference call. At this time all participants have been placed on a “listen only” mode and the floor will be open for questions following the presentation.

It’s now my pleasure to turn the floor over to your host, Ed Moise. Sir, the floor is yours.

Mr. Moise:	Thanks, Sarah. Welcome to US Unwired’s conference call to discuss the financial and operating results for the first quarter of 2005. I’m Ed Moise and joining me is Robert Piper, US Unwired’s Chief Executive Officer, and Jerry Vaughn, US Unwired’s Chief Financial Officer.

Before we begin, you should be aware that discussion this morning will likely contain forward-looking statements. Forward-looking statements often include words like belief, believes, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Since these forward-looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For a detailed discussion of the factors, risks and uncertainties that could cause actual results to differ from those described in our discussion please refer to our SEC filings that are specified in our press release yesterday.

In addition, discussions during today’s conference call may reference certain financial measures not recognized by Generally Accepted Accounting Principles, or GAAP. A reconciliation of those measures to GAAP can be found on the investor relation section of the company’s website, www.usunwired.com/reconciliations.

That said, I give you Robert Piper.

Mr. Piper:	Thanks, Ed and good morning everyone. We appreciate the time you have taken to learn more about US Unwired this morning.

You know, we have spent a lot of time out on the road meeting with investors like yourselves since the first of the year. Literally, we have traveled coast-to-coast several times and spent a fair amount of time in between. No matter who we have met with—whether it’s a fund manager running $25 million, or analysts for a multi-billion dollar institution, or even an individual who holds 100 shares—everyone wants to know about our lawsuit against Sprint and what we can do about what we believe will be Sprint’s breach of our management agreement because of their proposed merger with Nextel.

Those are important events for our company, but back in Lake Charles, it’s not what we talk about around the water cooler. We talk about coverage, churn, and gross adds. We talk about getting new cell sites through zoning, about improving our prepay offering, about our new Sprint-branded dealers, about opening new stores, and about new backhaul contracts. That daily focus on our operations is what has driven us to achieve, in this period, our lowest cost per gross add quarter ever - $228

- and our best EBITDA quarter ever - $26.8 million. So, although this morning I’ll touch on the lawsuit and the Nextel merger, know that we base our business on operations, and our operations are going extremely well. In fact, for those of you that start off our meetings asking, “How’s business?” This morning we are here to tell you business is good.

And we can start with the 35,100 net additions we brought on in the first quarter. That number compares to 32,700 we added in the first quarter of 2004 and was the result of gross adds being 13% higher than a year ago. The first quarter has always been seasonally strong for us because of the sub-prime credit market, but here we did it with a slight twist. This period, 73% of our net additions chose our postpay plans as compared to 52% a year ago. Traditionally, postpay customers have been more expensive to acquire, but they have lower churn and higher ARPU than our prepay customers.

And as for our prepay, or Chat Pak customers, starting in early February in the majority of our markets they began having the option of choosing a local unlimited plan. Our expectation is that the local unlimited option will increase gross adds, but more importantly, reduce prepay churn as a result of a better subscriber value.

It is probably appropriate to mention here that after reviewing the performance for a couple of years now of both Virgin and Chat Pak in our territories, and after having been notified by Sprint that the average per-minute revenue rate we receive from Virgin would again drop in July and more than likely continue to drop each year for the next three years, and coupled with other payments to Sprint that equal about 30% of revenue, we concluded that the sale of Chat Pak provides a greater value to the company and have decided to opt out of the Virgin contract beginning in July of this year. Hopefully – or however, we’ll still continue to serve existing Virgin customers.

Next Monday we are having a company-wide employee celebration in recognition of activating a half-million direct subscribers. That number was reached in March on our way to finishing the quarter with 504,700 customers. Combined with our resell base of 118,300 at the end of the quarter, our network served a total of 623,000 customers.

As we look to the balance of the year, our expectation is that our gross adds will continue to outpace 2004, not only because of the changes surrounding Chat Pak, but also because of the strong acceptance of our data products, our Fair and Flexible plans, and the opening of over 40 Sprint branded dealers in our territory by the end of the year.

We expect net adds for the year to come in between 60 and 75,000.

Blended churn for the quarter came in at 3.0% compared to the 3.3% posted in the fourth quarter last year. Postpay churn was 2.55% - down from 2.9% a year ago and 2.8% last quarter. Churn reduction continues to be our company’s top priority. And although we expect churn to increase in the latter half of the year, as has been its seasonality for years now, we are encouraged that 88% of our postpay customers are within their contract term. That number ranks us among the leaders in the affiliate program. We are also encouraged that 55% of our customer base subscribe to the unlimited PCS-to-PCS and 52% subscribe to the 7PM off-peak plan. Both of these percentages lead the affiliate group and our belief is that subscribing to multiple services will improve the retention of our customer base as a whole.

Our efficiency in obtaining our customers continues to be unmatched. Our strong gross adds combined with our insatiable desire to control costs resulted in a remarkable cost per gross add in the quarter of $228 versus $260 a year ago.

The growth in minutes of use on our network continues. Our network processed 13% more minutes than it did just last quarter while our dropped and blocked call rates both remained at or below 1.5%. This year we also plan to use some of the cash we’ve been able to generate to improve our network beyond just capacity needs. You can look for us to fill in some gaps in our core coverage and enhance our footprint. All in all, we will spend between $35 and $45 million this year in capital improvements to our network.

Finally, before I turn the call over to Jerry, I wanted to let you know we completed the restructuring of IWO Holdings, divesting ourselves of that troubled operation and allowing our investors a clean look at US Unwired’s stand-alone results. In fact, to better enable you to look at US Unwired’s financial history without IWO, we filed our last five quarters of stand-alone financials with the SEC yesterday as a Form 8-K.

Now Jerry will fill you in on the rest of the details of our financial performance.

Mr. Vaughn:	Thanks, Robert. Before commenting on the strong operational and financial performance we experienced in the first quarter, we want to take a moment to celebrate the re-listing of our stock on the NASDAQ exchange. We are excited about the re-listing as it will allow a broader base of investors to own US Unwired stock and has already led to an expanded base of equity analysts who cover the stock.

For the quarter, US Unwired had adjusted EBITDA of $26.8 million, a 29% increase over first quarter of 2004. We were also able to increase our EBITDA margin by five percentage points to over 25% continuing the operational momentum we established in 2004.

Revenue of $114 million was up 18% over last year. Subscriber revenue of $81 million was up approximately 17% over 2004 as we continue to experience growth in Sprint’s market leading data product offering.

Post-pay ARPU, excluding roaming, of $58 was up almost $2 from first quarter 2004, as ARPU continues to be a good news story. Data ARPU in the first quarter was $5.36 – more than double the first quarter of 2004 and up 24% sequentially. Data now represents over 9% of our ARPU and continues to grow. Our data take rate in the first quarter was 59% and we continue to see about 70% of the subscribers who chose the Vision service stay on the service following the two-month introductory period.

First quarter roaming and wholesale revenue of $22 million produced a net position of $6.5 million, substantially influenced by Sprint further lowering the roaming rate from $0.041 to $0.033, a 20% decrease. Roaming and wholesale revenue equaled less than 20% of total revenue and our roaming ratio with Sprint was 1.3:1.

US Unwired’s first quarter cash cost per user (excluding roaming expenses), was slightly under $29, down from $31 in 2004’s first quarter – a 6% decrease as we continue to scale the business.

Bad debt of $2.2 million, which represented 2.7% of subscriber revenue, benefited from our focus on improving the quality of our subscriber base. Naturally, our prepay customers, which represented 13% of our subscriber base, cannot leave us with bad debt.

Network usage continues to grow and increased to over 1.7B minutes in the first quarter. Subscriber network usage was up 59% over the first quarter of last year and roaming and wholesale usage was up 15% year-over-year. Our customer’s averaged 1077 minutes of use, up 24% from the first quarter of 2004, with 219 minutes being used while traveling off our network, primarily on the Sprint network.

Roaming minutes totaled 473 million for the quarter versus 413 million minutes in the first quarter of 2004. In the quarter our customers traveled off our network a total of 320 million minutes. Roaming and wholesale minutes accounted for 27% of the minutes used on our network. Our cell sites averaged 129,000 minutes of roaming and wholesale traffic per month versus 114,000 minutes in the first quarter of 2004.

We spent a total of $5.6 million to expand the network to accommodate the increase in our subscriber and wholesale customer base and the Sprint customers roaming onto our network. To date, cumulative CAPEX per covered POP is approximately $50.

At quarter-end, we had approximately $99 million in cash resulting in a net debt position of $266 million. Our net debt to EBITDA leverage ratio is less than 3x based on our 2005 guidance.

During the quarter, IWO paid US Unwired $3.2 million for our assistance in re-structuring the company and raising new capital. We also incurred $500,000 in severance expense associated with the discontinuance of IWO operations. We will receive the last installment of the restructuring bonus of $1.5 million in June when the transition period ends.

In addition, we incurred an additional $2.4 million in legal expense associated with our lawsuit against Sprint.

Before I turn the call back to Robert, I would like to summarize our guidance for 2005:

Total revenue $465 – 485 million Adjusted EBITDA $ 95 – 105 million Capital expenditures $ 35 – 45 million Net subscriber additions 60 – 75,000

With that, I’ll turn it back to Robert.

Mr. Piper:	All right, Jerry, thanks. Before we begin taking questions, let me give you a quick update on the Sprint lawsuit as well as the Sprint/Nextel merger.

Regarding the lawsuit, our complaint is simple: we contend that Sprint systematically embarked on a series of coercive tactics to take control of our business by forcing us to utilize their customer care and billing platforms and ultimately taking control of our cash. Once Sprint accomplished this, they provided inferior service and imposed inappropriate and unjustified charges – all of which continues today. We also contend that Sprint cannot adequately keep track of amounts owed to or from us and have rolled out untested products and programs that have caused us to suffer significant monetary damages and losses. The trial is now scheduled for June 20, 2005.

At US Unwired’s request, and over Sprint’s objections, the Court appointed a Special Master to review whether or not Sprint could accurately account for our cash or the charges and fees Sprint imposes on us. The Special Master found that Sprint could not account for the amounts due and from us, according to the contract and, more specifically, the Special Master identified over $250 million in charges and costs that Sprint improperly sought to include in the affiliate program cost pool in the time period he tested. Sprint sought to force US Unwired to pay a share of all those inappropriate costs, and it is only because of the Special Master’s work that Sprint’s incorrect practices have been uncovered. In summary, we have disputed a lot of charges Sprint assessed us and an independent accounting firm has determined that it was the right thing to do. We won’t be answering any questions concerning the lawsuit but for those of you who want more information about the lawsuit, we have posted all of the legal filings on our website for your reference.

Regarding the Sprint/Nextel merger, there is really no other information to share than what has already been made public. We are working with Sprint to hopefully arrive at a mutually beneficial outcome. However, the reality today is that we believe the current structure of the proposed merger will cause Sprint to be in breach of our management agreements on a number of levels.

As a result, we are taking a very serious look at our rights and remedies if Sprint seeks to proceed with the merger without addressing our concerns. Our position is simple: we will maximize shareholder value, wherever that path leads. We have already notified Sprint that we believe the impending merger will constitute a breach of the management agreements.

So, Sarah, with that, I think we’re ready to open up the floor for questions.

Operator:	Thank you, the floor is now open for questions. If you have a question, please press *1 on your touchtone phone at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the # key. Questions will be taken in the order they are received. We do ask that while you pose your question that you pick up your handset to provide optimum sound quality. Once again, that is *1 to ask a question.

Our first question is coming from Ric Prentiss of Raymond James. Please go ahead.

Mr. Prentiss:	Yes, good afternoon – or good morning, I guess, where you guys are at.

Mr. Piper:	Hey, Ric.

Mr. Prentiss:	How’s it going?

Mr. Piper:	Good.

Mr. Prentiss:	Good. Couple of quick questions for you; first, the Virgin pricing, some extra questions around that; is there a relationship to the Virgin pricing to the drop in the Sprint roaming rate for you guys going from 4.1 to 3.3 that might make the pricing that you receive from Virgin different than the pricing other affiliates get that have signed on to the simplified pricing?

Mr. Piper:	I don’t believe that the pricing we receive is different from the other affiliates, Ric. But I think what we have to recall is, are costs associated and the fact that we have not opted into simplified pricing and we believe our costs associated with the Virgin contract is higher than what the other affiliates may see or what the simplified pricing affiliates see.

Mr. Vaughn:	To our knowledge there is no linkage between the Sprint roaming rate and Virgin pricing.

Mr. Prentiss:	Okay, and the – on the cost side that you’re referring to, is that the monthly per subscriber charge that you mentioned in the press release?

Mr. Piper:	Right.

Mr. Prentiss:	Okay. Another question; on your pre-paid base you mentioned that 73% of the adds in this quarter were post-paid. Was that net adds or gross adds and does that imply that the pre-pay was about 10,000 of the adds?

Mr. Piper:	That is net adds and that implies that the balance were pre-pay net adds.

Mr. Prentiss:	And on the ARPU side you mentioned 59% are taking data on the adds. What percent of your base now are on Vision plans?

Mr. Vaughn:	Just a little bit less than that, Ric.

Mr. Prentiss:	Okay. So it’s kind of stabilized and it’s keeping it about 60% take and 60% on the base?

Mr. Piper:	Right.

Mr. Vaughn:	Yeah, I think there’s 53%, to give y’all an exact number.

Mr. Prentiss:	Okay, and the final question I’ve got for you, CPGA obviously was really quite exceptionally low. Can you expound a little bit for us about how you were able to achieve such a low number there and do you anticipate that going up as you – as you are adding some more company-owned and 3rd party stores?

Mr. Piper:	Yeah. I think historically, Ric, if you look at us that the 1st quarter is a very low CPGA quarter for us for a lot of different reasons. One is that we sign up a number of gross adds. A lot of those opt for our pre-pay, which has a lower cost per gross add associated with it than does our post-pay. A lot of it is – deals with the advertising dollars that we typically spend in the 1st quarter as well, which is less than what we spend in the 2nd and 3rd quarter and certainly far less than what we spend in the retail season of the 4th quarter, so there’s a number of components to – to us being able to drive that down to $228.00, but it’s really consistent with where we’ve been in the past. It just continues to get better.

Mr. Prentiss:	I guess the one other question, if I could throw it in there, I know you don’t want to talk about the lawsuit much but could you just address with us kind of time frames that will occur since it’s changed from what at one time had been thought to be a jury trial to being, I guess, a judge trial. The June 20th date, what are kind of the steps that occur and then what has to happen after that? I’m not familiar with the process.

Mr. Piper:	Yeah, Ric, I’m going to – I’m going to – we’re going to pass on answering that question.

Mr. Prentiss:	But right now the June 20th is scheduled for the first trial date for both parties to come in front of the judge?

Mr. Piper:	Yes.

Mr. Prentiss:	Okay. Good luck, guys.

Mr. Piper:	Thanks.

Operator:	Thank you. Our next question is coming from Pat Dyson of Credit Suisse First Boston. Please go ahead.

Mr. Dyson:	Thanks. A couple of questions. First, on – just back on Virgin, do you see a scenario, Robert, where you would potentially opt back in to Virgin if you were in a simplified pricing world of a – post the lawsuit?

Mr. Piper:	You know, Pat, we’d have to take a look at that if it was made available to us. I’m not so sure that we would have the opportunity within the 3-year term of the next agreement to opt in, but if it was made available to us, certainly we would look at the circumstances at the time and make a decision based on that. But, Pat, there’s a lot of pieces to what we’re doing here other than just our costs associated with not taking simplified pricing. You know, we have our own pre-pay platform today, Chat Pak, which is somewhat unique in the affiliate program. If this is a 3-year commitment you have to assume sometime in the next 6 to 12 months that boost will somehow be a part of our service offerings and we just think that those two products have the opportunity to provide us a better return than what Virgin is providing us today. So there’s more surrounding the decision than just simplified pricing and we’ll take – we would take all of that into account if any component changed and we were offered the opportunity to opt back in it at any time.

Mr. Dyson:	Okay. Secondly, on the net adds, the guidance for the full year – you obviously had a good net adds quarter this quarter, particularly on the post-pay side, and you talked a lot about how the gross adds were up and you feel real confident in your subscriber base but your guidance is actually – you know, it’s essentially in the mid point of last year, which was 70 – 71,000. Are you – do you feel like you’re being conservative or are there other things at play or is it really just a churn issue that you’d be confronting in the back half of the year?

Mr. Piper:	Yeah, I think we always want to recognize the potential of churn when you have such a strong sub-prime quarter, and that’s what we try to do in our guidance. But I think our guidance falls in line with what we have done in the past. We have historically been conservative in our guidance. We’ve – I guess we don’t want you to have to rely on just reading the risk factors to determine what – what could be the down side of our business. We try to give you some of the risk in our guidance. But if you look also, historically we have been consistent in either being on the top-end of our guidance or exceeding our guidance in the past so I guess you could look at us as conservative.

Mr. Dyson:	Okay, and then just two final questions. First, on – another question on guidance. The 95 to 105 of EBITDA, just to make sure I’m clear, that includes the IWO management fees that are in this quarter and that will be in the 2nd quarter as well?

Mr. Vaughn:	Yes.

Mr. Dyson:	Okay, and then finally, just on the – on the roaming minutes provided in the disclosure sheet on the press release and in the queue, the 473 of roaming, that is inclusive of both roaming and wholesale?

Mr. Vaughn:	That’s correct.

Mr. Dyson:	Okay. Great, thanks, guys.

Operator:	Thank you. Our next question is coming from Tom Lee of J.P. Morgan. Please go ahead.

Mr. Lee:	Hey, guys, I – I have a couple of questions. The first, if I could just follow up on Ric’s question on Virgin Mobile and kind of what’s involved. Are you going to still allow a Sprint – a Virgin customer, let’s say, from another market to roam onto your system so that – I guess what’s really changed here is that the – that you notice the boom is part of the retail function. My next question just relates to EBITDA guidance that Pat just asked about and specifically when – if you – I know your guidance today reflects, I’m assuming, you know, the step down of the rate to 3 cents plus the absence of Virgin as a wholesale contributor. I wanted to get a better idea of what your EBITDA guidance would look like if you were under the simplified pricing plan and if you were using a roaming rate similar to what the other Sprint affiliates were having. Because I’m assuming the 2nd half of this year that the gap is even larger. Thirdly, just to follow up on that net adds guidance, since you have a mix that’s greater post-pay now I would just – I’m just starting to wonder if you’re going to have a greater percentage of post-pay whose predicted churn should be somewhat better. I’m just wondering why the guidance might not be higher. I know you just mentioned that you guys typically mean to top it, but it – you know, you’re essentially talking about the 2nd half of this – or over the next 9 months only adding as many customers as you did in the 1st quarter. Thanks.

Mr. Piper:	All right, Tom, let me do the first and the third and turn the EBITDA question back to Jerry. As far as Virgin travel, we’ll still support any Virgin customer traveling on our network, and you’re correct in your assumption that the only change here will be the retail base. We’ll also support the existing retail base within our network. So we just won’t be turning on new Virgin subscribers or marketing the service in our territory anymore. As far as the net add guidance is concerned, if you look at – if you look at what we have done historically and kind of the trend that we tried to talk to investors about last year, we have – we have historically had a very strong 1st quarter net add performance. That decreases as we go to the 2nd and 3rd quarter and then picks back up in the 4th quarter. So we expect less gross adds in the 2nd and 3rd quarter coupled with higher churn because of the – and not necessarily in the 2nd quarter higher churn, but coupled with higher churn for the latter half of the year because of the sub-prime component in the 1st quarter. So we try to account for that in our guidance and the guidance is very similar to last year with a larger base. So if the churn is similar to last year on a larger base we’re going to have to do more gross adds to reach the number that we’ve given you and that’s what we think we’re going to do.

Mr. Lee:	Okay, and that’s even with – even though that you’re seeing a slightly more favorable mix of customer growth this quarter?

Mr. Piper:	Yeah, I don’t know if it’s to the point that we’d like to see it now or to the point that we think it’s going to make a material difference this year. Hopefully we’ll start seeing more of a difference in the ‘06, ‘07 time frame and what we’re trying to do and what we’ve been trying to do since ‘04.

Mr. Lee:	I see.

Mr. Vaughn:	Tom, to answer your question about the impact of simple pricing, simplified pricing, that also includes the fixed rate roaming. You’re correct in your assessment that as we grow the subscriber base during the year and as roaming picks up, especially in the

2nd and 3rd quarter of vacation seasons in the Gulf front properties, that does accelerate. We’ve said in the past that for this year, as best we can estimate it, it looks like the impact of simplified pricing would be someplace between 10 and probably 15 million dollars on the high side, depending on how we grow the subscriber base and how the roaming were to pick up.

Mr. Lee:	Okay, is that including the step down because I wasn’t – I – in the past I wasn’t aware that you were going to go down to 3.3 cents.

Mr. Vaughn:	That would be the impact of having the current pricing we have for estimated on our CCPU and remember that CCPU is trued up at the end of the year so we could be higher or lower than that, and it reflects the 3.3 cents per minute roaming rate versus the 5.8 which is being enjoyed by the other affiliates.

Mr. Lee:	Gotcha. Great, thanks you guys.

Mr. Vaughn:	Thanks, Tom.

Operator:	Thank you. Our next question is coming from Phil Cusick of Bear Sterns. Please go ahead.

Mr. Cusick:	Hey, guys. How are you doing?

Mr. Vaughn:	Hey, Phil. Good.

Mr. Cusick:	Wonder if we could talk about pre-pay a little bit. Want to see if you can give us the economics of the unlimited plans, and second, if you could give us any sort of churn and ARPU characteristics on the overall pre-pay base?

Mr. Piper:	Okay. Let me – the unlimited is a local unlimited plan, Phil. We’re expecting these guys to use similar minutes as you would see in a Leap (?) program or a Metro PCS program, which is above where we’re – where we sit today. I think our pre-pay MOUs are –

Mr. Vaughn:	About 1500.

Mr. Piper:	– we’re expecting to be about 1500 on the unlimited. Today they’re about 400, 500 over on –

Mr. Vaughn:	That’s correct. That’s correct.

Mr. Piper:	So that number is going to go up and it’s going to go above our average overall MOUs for the company so we have built that into our models going forward. But we hope that kind of usage and that kind of cost efficiency for the subscriber will lead to, I guess, better stickiness for our pre-pay subscribers going forward. We see some of the Leap numbers in churn. We see some of the Metro PCS numbers in churn, they are lower than what we are experiencing today and we think that may be one of the reasons. We were on a churn basis — let’s see, on an ARPU basis for pre-pay in the 1st quarter we were about $35.50.

Mr. Cusick:	On the churn side?

Mr. Piper:	On the churn side –

Mr. Vaughn:	Just under – just under 7%.

Mr. Cusick:	So those are good ARPU, about average churn for the industry?

Mr. Vaughn:	Yeah. If you look at churn on the – you know, the industry has been averaging, according to CTIA, between 7 and 9%.

Mr. Cusick:	Yeah, and where’s the entry point on the plan?

Mr. Piper:	How much do you pay out the door?

Mr. Cusick:	Yeah.

Mr. Piper:	It’s anywhere between 150 and $200.00 and that was a program that you may recall we implemented by – we increased that price out the door back in the September ‘04 time frame and that too was a – an effort to reduce churn, hoping that the subscriber would think more about the acquisition before they actually made it and understand it was not a 1 month/2 month transaction, that it was longer than that.

Mr. Cusick:	Great. The other side I wanted to ask you about was on the revenue guidance. It seems like if I take the ARPU up maybe a buck over the next couple of quarters and I look at fairly low increases in roaming revenue, typical seasonality, I still only get to about the low end of your revenue guidance. Is there anything I should be thinking about in there?

Mr. Vaughn:	Well, I think your conclusion on both of those are correct. I don’t know what you mean by modest growth in roaming because the 2nd and 3rd quarter are – really are high seasons.

Mr. Cusick:	Well, if I had the same gross impact as we had a year ago in terms of revenue growth, say 3 to 4 million increase quarter-to-quarter.

Mr. Vaughn:	Yeah, I don’t know of anything else that we’ve got in there. You know, we had some additional other revenue from IWO, these special one time bonuses and reconnecting. That’s not really moving the needle that much.

Mr. Cusick:	And you’re thinking of ARPU sort of moving up by a buck or two over the next couple of quarters, or do you think it comes down as you bring in more family plans and fair and flexible?

Mr. Piper:	I think we’re comfortable in saying that in the short term we expect it to remain either flat or increase slightly.

Mr. Cusick:	That’s great. Thanks a lot, guys.

Mr. Piper:	Okay.

Operator:	Thank you. Our next question coming from Chris Larson of Prudential. Please go ahead.

Mr. Larson:	Hi. Actually, two questions and more clarification. The 3.3 roaming rate, you had already given us that on the 4th quarter. This is not a new number. I just wanted to make sure, I mean, I thought that was –

Mr. Vaughn:	Your – your assessment is correct. We gave that last fall.

Mr. Larson:	Okay. All right, so that’s not new news. We all knew about that. But I, more specifically, I did have a question on the roaming minutes of use. Did look a little bit lower. I was wondering if there was any specific customers that were a little lighter than expected or below any of your plans or whether there was any specific weather patterns in the quarter that may have accounted for it or if there’s just anything that you can say about the minutes of use coming – you know, not growing as robustly as they had in the past? And then secondly, on the special master, the – you talked a little bit about the CCPU. Now that the special master has obviously shown that Sprint is, I guess, over charging you. I mean, is there the ability to, absent the lawsuit, to get back a lower CCPU out of Sprint because of the special master’s work?

Mr. Piper:	Let me – let me address the roaming minutes. We too noticed that, Chris, that it was lower than what we really anticipated in the 1st quarter and we’re trying to study why and one of the reasons we think is that our high roaming corridors, that Florida panhandle piece that goes from our Panama City property over through Pensacola, through Mobile, Alabama; that area is still dealing with some of the devastation of the hurricanes and some of the properties that were available for rent may have not been available for rent. Some of the activities that you could participate in there weren’t available, or are not available yet. So we’re hoping that a lot of the work that’s being done over there is going to be completed by the time the summer season comes around. But that’s really the only reason we’ve been able to determine thus far that the travel is not as robust as it has been.

Mr. Vaughn:	But those minutes we gave you are for travel and roaming and wholesale. As Virgin became more penetrated, you know, with our 118,000 customers now, we saw just a slight down tic in the average minutes per customer, contributing a little bit to that.

Mr. Piper:	And I’m going to – I’m going to defer any response to the special master question until later.

Mr. Larson:	Yeah, I wasn’t trying to get at the lawsuit but more at your ability to go back and negotiate the CCPU with Sprint absent the lawsuit.

Mr. Piper:	I don’t think the special master report is going to change our ability to do that one way or the other.

Mr. Larson:	All right. Thank you.

Operator:	Thank you. Our next question is coming from Todd Rethemeier of SurTerre Research. Please go ahead.

Mr. Rethemeier:	Thanks. Good morning, guys.

Mr. Piper:	Hey, Todd.

Mr. Vaughn:	Hey, Todd.

Mr. Rethemeier:	Two questions for you. One, could you – could you just repeat what you said earlier about the special master reports and the 250 million, just to clarify that? Second, what was the mix of gross adds between prime, sub-prime and pre-pay? Thanks.

Mr. Piper:	Todd, what I said, and I’ll just read it again for you; the Special Master identified over $250 million in charges and costs that Sprint improperly sought to include in the affiliate program cost pool in the time period he tested. Sprint sought to force US Unwired to pay a share of all those inappropriate costs, and it is only because of the Special Master’s work that Sprint’s incorrect practices have been uncovered. In summary, we have disputed a lot of the charges Sprint assessed us and an independent accounting firm has determined — has determined that it was the right thing to do. As far as our gross adds, Todd, we’re not – we’re going to steer clear of talking about prime and sub-prime within the post-pay category. That was something that originated out of the clear pay problems that we had a few years back. There’s really no industry definition of what falls under prime and sub-prime so we’re going to go back to where we were prior to clear pay and that’s basically talking about and breaking out for you post-pay adds and pre-pay adds. Gross we had 25% of our gross adds were pre-pay and 74 to 75% were post-pay.

Mr. Rethemeier:	Okay, thanks.

Operator:	Thank you. Our next question is coming from Joe Annoni of Roth Capital. Please go ahead.

Mr. Annoni:	Hi. Good morning, guys.

Mr. Piper:	Good morning.

Mr. Vaughn:	Hey, Joe.

Mr. Annoni:	First, to review a few operational metrics, and I apologize if some of this is a repeat. In terms of the number of stores that you have and then your plans selling coverage, could you give that to me?

Mr. Piper:	Yeah, we have 36 stores today, retail stores today. We are in the process of closing some stores that are not as productive, replacing those with branded dealers in some of our smaller markets. We expect to end the year with about 40 branded dealers, although obviously we won’t be closing 40 stores. But we’ll be closing 6 or 7 stores, replacing those with branded dealers. We’re also going to move some stores to better locations in some of our larger markets so we’ll be in that process throughout the year.

Mr. Vaughn:	If I could add to that, we’ll also be opening some additional stores in some of our larger markets. We’ll be remodeling, repositioning, but there’s a couple of our very large markets where we’ll have multiple, you know, retail locations that we own.

Mr. Annoni:	Okay. Great, thank you. And on the CCPU with roaming, did you provide that already?

Mr. Vaughn:	With roaming it’s around $42.00 I believe.

Mr. Annoni:	Okay, so about – a roaming expense about 19, $20.00; somewhere in there?

Mr. Vaughn:	Yeah. Actually, CCPU was actually $40.00 in the 1st quarter, including roaming and I gave you 28.80 something without the roaming.

Mr. Annoni:	Okay. Got it. Thanks. Were there any true ups in the 1st quarter numbers?

Mr. Vaughn:	No. You’re talking about true ups with Sprint; correct?

Mr. Annoni:	That’s right, yeah, from last year.

Mr. Vaughn:	No. The one time numbers that we provided were basically the special bonus we received from IWO, the severance charge we took as a result of that clean out operation and the 2.4 million dollars of expenses associated with the legal claim we have against Sprint.

Mr. Annoni:	Right. If I remember correctly from the last call, you guys had a – taken a charge 4th quarter for a true up and then we’re expecting to do another true up on the 1st quarter or you don’t expect anything else such as a true up from 2004; is that correct?

Mr. Vaughn:	Not that we know of right now.

Mr. Annoni:	Okay, and then looking forward into the 2nd and maybe even 3rd quarter, can you give us a sense of what your legal fees might be?

Mr. Vaughn:	Well, we initially gave guidance that we thought we’d spend around 5 million dollars. We’re right there now and we still have until June 20th and the trial itself if it goes. We’re going to be over that 5 million dollars. I don’t think it will be as heavy as we had in the 1st quarter. One, because of the time frame and 2nd because of the type of the work that the law firms were doing for us in the 1st quarter.

Mr. Annoni:	Right. Less jury selection type of activities I’m guessing.

Mr. Vaughn:	Well, we don’t have to deal with that now.

Mr. Annoni:	Right. Okay, good. And, let me see, one other question here regarding this Virgin contract. Does that – that contract is directly with Sprint; right? Virgin isn’t a party to that? At least directly with you.

Mr. Piper:	I think that’s correct.

Mr. Vaughn:	That’s correct. We – Sprint, we get a lot of our contracts through Sprint contracting with like Lucent and Nortel and Virgin and we’re a – just a party to that through Sprint.

Mr. Annoni:	Okay, and do you have a sense of how many distribution points Sprint – excuse me, Virgin has right now? I – if I remember correctly, you don’t sell Virgin products in your stores; right?

Mr. Piper:	No, we don’t but they’re in the Radio Shacks and Sam Goody’s and places like that and I’m not exactly sure how many of those are in our property.

Mr. Annoni:	Okay.

Mr. Piper:	They have about 140 Radio Shacks throughout our territory though.

Mr. Annoni:	Okay, and one final question related to that. Have you gotten a sense from other affiliates how they feel about the new economics of the Virgin contract?

Mr. Piper:	No, we haven’t talked to the other affiliates about it but I think it’s important to remember, Joe, that there’s a lot of different components to our decision about Virgin than just the economics and – and that when you get into all of those, including the economics that are somewhat different than what the other affiliates enjoy, you know, we made the decision we did.

Mr. Annoni:	And, I think that another affiliate had mentioned that they were looking at a pre-paid service and I was wondering if your sentiment was a little bit broader. But, okay, and actually one final question. Regarding the competitive activity, whether it’s building up stores or building up networks, are you seeing any changes? I know most of the other carriers are talking about expanding their coverage. Are you seeing that in your territory? Just put some color around what’s happening there.

Mr. Piper:	Well, there’s a lot of things happening in the competitive environment. First of all, we hope to be enjoying some of the benefits from consolidation as we go forward in ‘05 and certainly ‘06. We’re seeing where we rank relative to our competition in customer care. We – we get a good understanding of how we feel like we perform compared to them in marketing and pricing and, quite frankly, we think that when you come into our store with the handsets that we offer and the pricing plans that we offer, we are as competitive at this point as we need to be.

Mr. Annoni:	Okay. But you haven’t seen any moves by competitors to try to justify that with either more distribution points or better coverage or anything like that?

Mr. Piper:	Well, I would – I’m assuming that the competitors are dealing with the coverage issues as they feel appropriate and probably most of that requires additional build and that’s one of the reasons that we feel like that we are in a position today that we can go out and enhance our network and improve our core coverage.

Mr. Annoni:	Okay. Very good. Thanks a lot, guys.

Operator:	Thank you. Our next question is coming from David Sharret of Lehman Brothers. Please go ahead.

Mr. Sharret:	Hey, guys. First on the cash position, if you could just update us on the amount of your current cash that is still contested with Sprint and second, on your capex listings for ‘05 slightly higher than 2004; if you could just walk through where the increase is going. Is it adding more highway miles and coverage to support the roaming from the other areas?

Mr. Vaughn:	The disputes, David, up to a little over 39 million dollars at the present time for the end of the quarter.

Mr. Sharret:	39 million?

Mr. Vaughn:	Yes. Remember, we have ran that through as an expense. It’s just sitting in a cash account.

Mr. Sharret:	Understood, yeah.

Mr. Vaughn:	So it won’t have a – a operating impact to us depending on what the determination is, but it could have a cash impact.

Mr. Piper:	And, David, as it relates to our capex, our capacity requirements, we think, today are going to be quite similar to what they were last year when we spent 24 million dollars in capex expansion, so the balance of our 35 to 45 million will be spent to improve our network, if you will, and that’s not necessarily meaning expand our coverage. You’ll see us go into our core properties and improve our – what may be viewed as having coverage already, but the coverage is not to the point where we would like it. We want to improve some customer satisfaction there. You’ll also see us go to some highway sites that are not necessarily going to increase the covered POPs but they are going to better the subscriber experience as they travel through our territory. So the 24 million for capacity is probably a good guess and the balance will be used to improve our network.

Mr. Sharret:	Okay. Maybe just one additional question. You talked about your discussions with Sprint thus far regarding Sprint/Nextel and the potential violation. I guess one thing I just want to ask you, what is your current overlap between Nextel versus Nextel Partners and, you know, can you explain if there is any resolution between yourselves and Sprint? How do you deal with Nextel Partners because they haven’t put themselves into a Sprint/Nextel transaction yet?

Mr. Piper:	Yeah. That will certainly be an interesting component of the resolution that we come to because today they have about – they overlap about 70% of our property where Nextel has about 30% so hopefully we’re going to be able to deal to everybody’s satisfaction with the Nextel Partners component. I don’t know how that’s going to play out at this point.

Mr. Sharret:	Essentially is this just a framework for partners if and when it’s put in at a later date?

Mr. Piper:	I think so. I think certainly we plan to address it and hopefully that will result in a framework going forward.

Mr. Sharret:	Okay. Thank you.

Operator:	Thank you. Our next question is coming from Andrew Morey of Tartan Partners. Please go ahead.

Mr. Morey:	(No response.)

Operator:	Sir, your line is live. Our next question is coming from Ethan Schwartz of CRT Capital Group. Please go ahead.

Mr. Schwartz:	Hi, this is Ethan Schwartz. First, on the special master’s report, can you give me the breakdown of what proportion of that 250 million you attribute to yourselves and, further, does that include sort of the total number of charges for which Sprint couldn’t account for or, you know, that they – was questioned?

Mr. Piper:	Yeah, Ethan, let me refer you to our website where all of that’s posted.

Mr. Schwartz:	Okay. That was really it. Thanks.

Mr. Piper:	Okay.

Operator:	Thank you. Our next question is a follow up question coming from Ric Prentiss at Raymond James. Please go ahead.

Mr. Prentiss:	Yeah, a couple of follow-ups. On the retention efforts, can you update us as far as how much of your base you upgraded in the quarter?

Mr. Vaughn:	Yeah, Ric, we’ve been averaging, depending on which month it is, between 1.6% and a little over 2%. I think for the actual 1st quarter the number of the adds for all three periods was 6%. That’s been what it’s been ranging. We’ll have – the reason it varies by month is that we’ll have certain retention programs that are being rolled out and proactively managed but we’re sort of comfortable that that’s a good number.

Mr. Prentiss:	Thanks. Going back to one of Tom’s earlier questions, shouldn’t the retention effort also kind of give the emphasis, maybe it’s longer term, but to reduce that churn number down to get it into the 2% range.

Mr. Piper:	We think so, Ric. You know, retention – let me expand on Jerry’s answer and your question a little bit because, as we mentioned, that’s the top priority in this company, is churn reduction, and almost every department is focused on that at this point. And let me just tell you a few of the things that we’re doing. First of all, Fair and Flexible. We think what that has done, and we are one of the leaders in the affiliate group in gross and percent of gross adds that sign up for the Fair and Flexible plan and we think because that reduces the overage, that increases customer satisfaction subsequently will reduce churn. We think the family plan helps reduce churn. We think our leadership and the subscribers signing up for the 7 PM off peak and the unlimited PCS to PCS helps reduce churn. We think this network enhancement, as we mentioned, we’re going to spend more capex dollars this year. We think a lot of that is driven by our desire to decrease churn. Most of that is going to be spent in 4 or 5 of our larger markets, the Mobiles, the Huntsvilles, the Pensacolas, the Jackson, Mississippi. We hope that that’s going to reduce churn. We have defined our customers today at the fingertips of all of those that have a direct relationship with our subscriber base, our retail stores, our account executives, our customer service reps, they can now look at a customer and immediately determine how profitable they are to us and that gives them guidance on how that subscriber will be treated by going forward and how important it is that we retain them as a subscriber. We think what we’ve done in pre-pay, increasing the costs out the door, rolling out this unlimited plan, and even to some degree not selling Virgin in our territories anymore. I think we’ve told you in the last two calls at least, if not for the last year, that we think Virgin takes some of the better – our better pre-pay subscribers, kids that are going to school, the parent actually pays the bill. So we have a ton of initiatives going on throughout this company that are aimed at driving churn down and we would hope that we start realizing some of the benefit. Obviously we start – we realized a significant amount of that benefit last year. We hope that we continue that process through ‘05 and ‘06.

Mr. Prentiss:	What percent of your adds did take Fair and Flexible and what was the overage in the ARPU?

Mr. Piper:	Fair and Flexible, for the quarter, were 64% of our gross adds and the ARPU for those guys is around $58.00.

Mr. Prentiss:	And the overall overage in your ARPU?

Mr. Piper:	The overage was almost $5.00, which was down from 6 1/4 in the 4th quarter and down from $6.80 – or, I’m sorry, $6.90 in the 1st quarter a year ago.

Mr. Prentiss:	Okay, and a couple of quick ones I think. USF — any updates to receiving USF funds in your areas?

Mr. Vaughn:	Again, we – Sprint is running that initiative for all the affiliates. We are receiving some small amounts, especially from say southern Mississippi, but nothing that’s really material on an ongoing basis that we feel comfortable putting into any kind of numbers.

Mr. Prentiss:	And then the network expansion that you talked about, I think you ended the quarter with just over, was it 1228 cell sites. How many cell sites do you expect to end the year at then as you spend more capital?

Mr. Piper:	I think that we’re projecting about 70 additional cell sites this year. Some of those capacity driven, I think – I think maybe a 30/40 split with 30 of those being capacity sites.

Mr. Prentiss:	That’s on top of the – from 1st quarter to the end of the year, 70 more?

Mr. Piper:	Well, we only added 4 in the 1st quarter, so –

Mr. Prentiss:	That was pretty small. And the final question is, on DO, can you update us as far as your thoughts on DO? Are you looking to do any trials? Are you thinking of putting that into the capex budget for ‘06? Just kind of what your thoughts on looking at DO.

Mr. Piper:	Well, we’ll certainly look at it in ‘06. It’s not in the budget this year. We’re going to have the luxury of sitting back and watching Sprint and looking at the results of their launches and we’ll make a determination after we’ve examined all of that.

Mr. Prentiss:	Great. Thanks for taking my questions, guys.

Mr. Piper:	Okay.

Mr. Vaughn:	Thanks, Ric.

Mr. Piper:	Operator, we have –

Operator:	Thank —

Mr. Piper:	Go ahead.

Operator:	Excuse me. Sorry, our next question is coming from Brian Lau of Morgan Stanley. Please go ahead.

Mr. Lau:	Hi, guys.

Mr. Piper:	Hey, Brian.

Mr. Vaughn:	Hey, Brian.

Mr. Lau:	Just regarding the – I have a question regarding the breach of the management agreement following the Sprint/Nextel merger. Could you elaborate on what the nature of that violation is? Other affiliates have actually said the non-compete prevents Sprint from operating around 7.9 or using the Sprint brand name in the territory so Nextel and Nextel Partners could still operate using the Nextel brand name at non-PCS spectrum. Just could you give us some details on what’s different about your agreement or what makes you think that there will be a breach?

Mr. Piper:	Well, about 1/3 of our properties that 1900 frequency is expanded to our wireless frequency. So we are somewhat different than a good portion of the affiliates.

Mr. Lau:	So basically then they prevent – that prevents them from operating at any frequency then?

Mr. Piper:	Yes.

Mr. Lau:	Okay. Thank you.

Operator:	Thank you. Our next question is coming from Andrew Morey from Tartan Partners. Please go ahead.

Mr. Morey:	(No response.)

Operator:	Mr. Morey, your line is live.

Mr. Piper:	I guess Andrew’s –

Mr. Morey:	Oh, sorry about that. Hello?

Mr. Piper:	Hi, Andrew.

Mr. Morey:	Yeah. Apologize for all the trouble. Post-pay churn, did you mention that?

Mr. Vaughn:	Pardon?

Mr. Morey:	What churn was in your post-pay customers?

Mr. Vaughn:	Yeah, it was 2.55%.

Mr. Morey:	Okay, and NOLs, the total amount on your balance sheet?

Mr. Vaughn:	I think it’s 390 some million dollars after we adjust out for the loss of IWO.

Mr. Morey:	Okay. All right, great. Thank you.

Mr. Piper:	All right, Sarah, let me go ahead and wrap up if we can. You know, as we mentioned throughout this call, we feel very good about our business today and we remain confident in our opportunities going forward. In our earnings call – in our next earnings call we should have more clarity around the lawsuit and the Sprint/Nextel merger so make sure you tune in and we thank you for being with us this morning.

Operator:	Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.